Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2019 and for the six months ended June 30, 2020.  The unaudited pro forma condensed combined financial information includes the historical consolidated statements of operations of WESCO International, Inc. (“WESCO” or the “Company”) and Anixter International Inc. (“Anixter”) after giving effect to WESCO’s acquisition of Anixter and the related financing transactions as if they had occurred on January 1, 2019.  An unaudited pro forma balance sheet has not been presented as the acquisition and related financing transactions have already been fully reflected in the condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2020, filed on August 17, 2020.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to WESCO’s acquisition of Anixter, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with:

•	the audited consolidated financial statements of WESCO for the fiscal year ended December 31, 2019, filed on Form 10-K;

•	the audited consolidated financial statements of Anixter for the fiscal year ended January 3, 2020, filed on Form 10-K; and

•	the unaudited consolidated financial statements of WESCO for the six months ended June 30, 2020, filed on Form 10-Q.

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the following transactions (collectively, the “Transactions”):

•
the acquisition of Anixter by WESCO on June 22, 2020 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of January 10, 2020 (the “Merger Agreement”), by and among WESCO, Anixter and Warrior Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of WESCO (“Merger Sub”), pursuant to which Merger Sub was merged with and into Anixter (the “Merger”), with Anixter surviving the Merger as a wholly owned subsidiary of WESCO;

•
the entry by WESCO on August 6, 2020 into a consent agreement with the Competition Bureau of Canada, pursuant to which WESCO committed to divest the legacy WESCO Utility and Datacom businesses in Canada;

•
the issue by WESCO Distribution, Inc. (the “Issuer”), a wholly owned subsidiary of WESCO, of $1.5 billion senior notes due 2025 (the “2025 Notes”) and $1.325 billion senior notes due 2028 (the “2028 Notes” and, together with the 2025 Notes, the “Notes”), as described in the WESCO Form 10-Q referenced above;

•
the refinancing of certain indebtedness of WESCO, including the replacement of WESCO’s existing asset-based revolving credit facility (the “Existing ABL Facility”) with a senior secured asset‑based revolving credit facility in aggregate principal amount of approximately $1.1 billion (the “New ABL Facility”), and the increase in WESCO’s borrowing capacity under its accounts receivable securitization facility (the “Receivables Facility”) from $600 million to $1.0 billion; and

•
the refinancing of certain existing indebtedness of Anixter contemplated by the Merger Agreement, including financing the satisfaction and discharge, defeasance, redemption or other repayment in full of Anixter Inc.’s 5.125% Senior Notes due 2021 (the “Anixter 2021 Senior Notes”), and financing any amounts payable in connection with the consent solicitations and tender offers in respect of Anixter Inc.’s 5.50% Senior Notes due 2023 (the “Anixter 2023 Senior Notes”) and Anixter Inc.’s 6.00% Senior Notes due 2025 (the “Anixter 2025 Senior Notes” and, together with the Anixter 2023 Senior Notes, the “Anixter Senior Notes”).

The pro forma adjustments are based on the information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The Merger has been accounted for as a business combination with WESCO acquiring Anixter in accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations the details of which can be found in WESCO’s Form 10-Q referenced above. As noted therein the acquisition accounting is currently being finalized with the valuation of the consideration transferred, assets acquired and liabilities assumed designated as preliminary and therefore subject to change. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial information and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what WESCO’s results of operations and financial position would have been had the Transactions actually occurred on the dates indicated, and it is neither representative of nor projects WESCO’s results of operations for any future period or WESCO’s financial condition at any future date.  In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that WESCO may achieve as a result of its acquisition of Anixter, the costs to integrate the operations of WESCO and Anixter or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The presentation of certain items in the Anixter historical financial statements have been conformed to the WESCO presentation for purposes of the unaudited pro forma condensed combined financial information.

WESCO INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF (LOSS) INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2020
(in thousands, except per share amounts)

	WESCO Historical	Anixter Historical (From January 4, 2020 to June 19, 2020)	Pro Forma Merger Adjustments (Note 3)		Funding of the Merger (Note 3)		WESCO Combined Pro Forma
Net sales	$4,055,353	$3,690,907	$(54,997)	(a)	$-		$7,691,263
Cost of goods sold (excluding depreciation and amortization)	3,285,179	2,948,956	(42,750)	(a)	-		6,191,385
Selling, general and administrative expenses	659,143	599,126	(115,376)	(a, b)	-		1,142,893
Depreciation and amortization	34,848	31,746	26,521	(a, c)	-		93,115
Income from operations	76,183	111,079	76,608		-		263,870
Net interest and other	77,055	35,783	(60,839)	(d)	103,735	(d)	155,734
(Loss) income before income taxes	(872)	75,296	137,447		(103,735)		108,136
Provision for income taxes	(587)	32,857	25,757	(a, e)	(25,818)	(e)	32,209
(Loss) net income	(285)	42,439	111,690		(77,917)		75,927
Less: Net loss attributable to non-controlling interests	(185)	-	-		-		(185)
(Loss) net income attributable to WESCO	(100)	42,439	111,690		(77,917)		76,112
Preferred dividends	1,276	-	27,426	(f)	-		28,702
(Loss) income attributable to common stockholders	$(1,376)	$42,439	$84,264		$(77,917)		$47,410

Basic (loss) earnings per common share (g)	$(0.03)						$0.95
Diluted (loss) earnings per share (g)	$(0.03)						$0.94
Weighted average number of common shares outstanding:
Basic	42,260						50,159
Diluted	42,260						50,311

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”

WESCO INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except per share amounts)

	WESCO Historical	Anixter Historical (Year Ended January 3, 2020)	Pro Forma Merger Adjustments (Note 3)		Funding of the Merger (Note 3)		WESCO Combined Pro Forma
Net sales	$8,358,917	$8,845,555	$(115,878)	(a)	$-		$17,088,594
Cost of goods sold (excluding depreciation and amortization)	6,777,456	7,069,768	(89,673)	(a)	-		13,757,551
Selling, general and administrative expenses	1,173,137	1,336,005	(21,915)	(a, b)	-		2,487,227
Depreciation and amortization	62,107	72,249	49,496	(a, c)	-		183,852
Income from operations	346,217	367,533	(53,786)		-		659,964
Net interest and other	64,156	74,125	(71,676)	(d)	229,027	(d)	295,632
Income before income taxes	282,061	293,408	17,890		(229,027)		364,332
Provision for income taxes	59,863	30,464	154	(a, e)	(58,000)	(e)	32,481
Net income	222,198	262,944	17,736		(171,027)		331,851
Less: Net loss attributable to non-controlling interests	(1,228)	-	-		-		(1,228)
Net income attributable to WESCO	223,426	262,944	17,736		(171,027)		333,079
Preferred dividends	-	-	57,403	(f)	-		57,403
Income attributable to common stockholders	$223,426	$262,944	$(39,667)		$(171,027)		$275,676

Basic earnings per common share (g)	$5.18						$5.38
Diluted earnings per share (g)	$5.14						$5.34
Weighted average number of common shares outstanding:
Basic	43,104						51,254
Diluted	43,487						51,637

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”

Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTE 1:  Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared from the respective historical consolidated information of WESCO and Anixter, and reflects adjustments to the historical information in accordance with the guidance in Article 11 of Regulation S-X of the Exchange Act using the acquisition method of accounting, as defined by ASC 805, and using the fair value concepts as defined in ASC 820 Fair Value Measurement. As a result, WESCO has recorded the business combination in its consolidated financial statements and has applied the acquisition method to account for Anixter’s assets acquired and liabilities assumed upon completion of the Merger. The acquisition method requires recording the identifiable assets acquired and liabilities assumed at their fair values on the acquisition date, and recording goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed. In addition, ASC 805 requires that, at the date of the Merger, the consideration transferred be measured at its then-current fair value.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what WESCO’s financial position or results of operations would have been had the Merger and the other Transactions been consummated on the date indicated, nor is it necessarily indicative of what the financial position or results of operations of the combined company will be in future periods. The historical financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the Merger and the other Transactions, factually supportable and, with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results of operations.  Additionally, the preliminary unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits that may result from potential revenue enhancements, anticipated cost savings and expense efficiencies or other synergies that may be achieved in the Merger or any strategies that management may consider in order to continue to efficiently manage WESCO’s operations.

To prepare the unaudited pro forma condensed combined financial information, WESCO adjusted Anixter’s assets and liabilities to their estimated fair values based on preliminary valuation procedures performed. As of the date of this Current Report on Form 8-K/A, WESCO has not finalized its purchase accounting. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

Accounting Periods Presented

WESCO and Anixter had different fiscal years. WESCO’s fiscal year ends on December 31, whereas Anixter’s prior fiscal year ended on the Friday nearest December 31. The unaudited pro forma condensed statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X of the Exchange Act.

The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2020 and the fiscal year ended December 31, 2019 have been prepared as if the Transactions occurred on January 1, 2019, the first day of WESCO’s 2019 fiscal year; and combines the historical results of WESCO for the six months ended June 30, 2020 and the fiscal year ended December 31, 2019 with the historical results of Anixter for the period ended June 19, 2020 (the closest working day immediately prior to the Closing Date) and the fiscal year ended January 3, 2020, respectively. The results of Anixter subsequent to the completion of the Merger are incorporated in the results of WESCO and include $222 million of net sales and $18 million of income from operations.

NOTE 2: Preliminary Estimated Purchase Consideration and Preliminary Purchase Price Allocation

At the Closing Date, each outstanding share of common stock of Anixter (subject to limited exceptions) was converted into the right to receive (i) $72.82 in cash, (ii) 0.2397 shares of common stock of WESCO, par value $0.01 per share (the “WESCO Common Stock”) and (iii) 0.6356 depositary shares (the “depositary shares”), each representing a 1/1,000th interest in a share of newly issued fixed-rate reset cumulative perpetual preferred stock of WESCO, Series A, with a $25,000 stated amount per whole preferred share and an initial dividend rate equal to 10.625% (the “WESCO Series A preferred stock”).

Preliminary Estimated Purchase Consideration

The following table summarizes the components of the preliminary estimated purchase consideration:

in thousands
Cash portion attributable to common stock outstanding	$2,476,010
Cash portion attributable to options and restricted stock units outstanding	87,375
Fair value of cash consideration	2,563,385
Common stock consideration	313,512
Series A preferred stock consideration	573,786
Fair value of equity consideration	887,298
Extinguishment of Anixter obligations, including accrued and unpaid interest	1,248,403
Total purchase consideration	$4,699,086

Preliminary Purchase Price Allocation

The preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed includes adjustments for the fair value of Anixter’s assets and liabilities.  The following table summarizes the allocation of the preliminary estimated purchase price:

in thousands	As of June 22, 2020
Fair value of assets acquired:
Cash and cash equivalents	$103,463
Trade accounts receivable	1,309,894
Other accounts receivable	116,386
Inventories	1,424,768
Prepaid expenses and other current assets	53,462
Property, buildings and equipment	215,513
Operating lease assets	262,238
Intangible assets	1,832,700
Other non-current assets	114,258
Amount attributable to assets acquired	$5,432,682

in thousands	As of June 22, 2020
Fair value of liabilities assumed:
Accounts payable	$920,163
Accrued payroll and benefit costs	69,480
Short-term debt and current portion of long-term debt	13,225
Other current liabilities	221,574
Long term debt	77,822
Operating lease liabilities	200,286
Deferred income taxes	392,165
Other Non-current liabilities	206,862
Amount attributable to liabilities assumed	$2,101,577

Fair value of net assets acquired	3,331,105
Goodwill as of June 22, 2020	1,367,981
Total preliminary estimated purchase consideration	$4,699,086

Anixter’s preliminary identifiable intangible assets and their estimated useful lives consist of the following (in thousands):

Identifiable Intangible Assets	Weighted Average Estimated Useful Life in Years	Estimated Fair Value

Customer relationships	15	$1,093,700
Trademarks	Indefinite	735,000
Non-compete agreements	1	4,000
		$1,832,700

Goodwill is calculated as the difference between the acquisition date fair value of consideration transferred and the values assigned to identified assets to be acquired and liabilities assumed. Goodwill recognized in the Merger is not deductible for tax purposes.

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on the post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of taxable income. The estimate is preliminary and subject to change based upon the final determination of fair value of the identifiable assets and liabilities.

NOTE 3: Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 24.5% blended statutory tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

a)
On August 6, 2020, WESCO reached a consent agreement with the Competition Bureau of Canada regarding the Merger. The consent agreement involved a commitment to divest the legacy WESCO Utility and Datacom businesses in Canada.  The adjustments below are made to eliminate the operations related to these businesses:

in thousands	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Net sales	$(54,997)	$(115,878)
Cost of goods sold (excluding depreciation and amortization)	(42,750)	(89,673)
Selling, general and administrative expenses	(5,495)	(11,061)
Depreciation and amortization	(1,290)	(2,678)
Provision for income taxes	(1,789)	(4,013)

b)	Reflects the pro forma adjustments to selling, general and administrative expenses for the six months ended June 30, 2020 and the fiscal year ended December 31, 2019, respectively which includes:

i.	Pro forma adjustment to eliminate legacy WESCO Utility and Datacom businesses in Canada in the amounts of $5.5 million and $11.1 million (see note a);

ii.	Pro forma adjustment to eliminate $96.5 million and $15.0 million of non-recurring Merger-related transaction costs;

iii.	Pro forma adjustment to eliminate $11.9 million and $0 of non-recurring severance payments made on the change in control; and

iv.
Pro forma adjustment of $1.5 million and $4.1 million to fair value the expense related to restricted stock units issued after WESCO and Anixter entered into the Merger Agreement that were not subject to change in control provisions. In connection with the Merger Agreement, WESCO converted certain Anixter restricted stock unit equity awards into cash settled WESCO phantom stock units with certain vesting criteria. The WESCO phantom stock units vest ratably over a 3 year period and their fair value was $12.3 million as of June 22, 2020. The fair value of the phantom stock unit compensation for post-Merger services is $2.1 million and $4.1 million, respectively.

c)
Reflects the adjustment to record amortization expense related to identifiable intangible assets based on the preliminary determination of WESCO’s estimated useful lives and amortization method and excludes legacy WESCO Utility and Datacom businesses in Canada:

in thousands	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Reversal of historical amortization and depreciation expense related to Anixter’s intangible assets and tangible property and equipment	$(30,550)	$(71,020)
Amortization of identifiable intangible assets, property and equipment acquired	58,361	123,194
Less: WESCO Utility and Datacom businesses in Canada (see note a)	(1,290)	(2,678)
Total incremental amortization and depreciation expense	$26,521	$49,496

d)
Reflects the reversal of interest expense and amortization of debt issuance costs associated with the extinguishment of the Anixter 2021 Senior Notes, Anixter’s receivables facility and WESCO’s Existing ABL Facility and partial retirement of the Anixter Senior Notes and incremental interest expense and amortization of debt issuance costs associated with the new debt structure on June 22, 2020.

in thousands	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Reversal of Anixter’s historical interest expense and amortization of debt issuance costs	$(28,297)	$(72,123)
Reversal of non-recurring bridge financing fee	(32,754)	-
Adjustment to Anixter’s historical expense related to debt fair value adjustment of assumed notes	212	447
	$(60,839)	$(71,676)

Reversal of WESCO’s historical interest expense and amortization of debt issuance costs for the Existing ABL Facility	$(1,238)	$(4,432)
Interest expense and amortization of debt issuance costs related to the new debt structure	104,973	233,459
	$103,735	$229,027

Total incremental interest expense	$42,896	$157,351

e)
The pro forma income tax adjustments included in the pro forma statements of income for the six months ended June 30, 2020 and fiscal year ended December 31, 2019, respectively, reflect the income tax effects of the pro forma adjustments using a blended statutory rate. The effective blended tax rate of the combined company could be significantly different from what has been used in these pro forma financial statements for a variety of reasons, including post-Merger activities.

f)
Reflects the adjustment of $27.4 million and $57.4 million for the six months ended June 30, 2020 and fiscal year ended December 31, 2019, respectively, using the initial annual dividend rate for the WESCO Series A preferred stock of 10.625%.

g)
Reflects the elimination of Anixter’s weighted-average shares outstanding; the issuance of WESCO common stock and the depositary shares to Anixter stockholders as part of the purchase price. Basic and diluted net earnings per share (“EPS”) are each calculated by dividing adjusted pro forma net earnings by the weighted average shares outstanding and diluted weighted average shares outstanding, respectively, for the six months ended June 30, 2020 and fiscal year ended December 31, 2019.

Basic and Diluted earnings per share have been reduced by $27.4 million and $57.4 million for the six months ended June 30, 2020 and fiscal year ended December 31, 2019, respectively, for pro forma dividends on the WESCO Series A preferred stock.

in thousands	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Basic EPS
Combined pro forma net income	$75,927	$331,851
Add: Loss attributable to non-controlling interests	185	1,228
Less: Pro forma preferred stock dividend	(28,702)	(57,403)
Combined pro forma net income attributable to WESCO common stockholders	$47,410	$275,676
Historical weighted average number of basic shares - WESCO	42,009	43,104
Pro forma shares issued to Anixter stockholders	8,150	8,150
Pro forma weighted average common shares outstanding	50,159	51,254
Basic EPS	$0.95	$5.38

Diluted EPS
Combined pro forma net income	$75,927	$331,851
Add: Loss attributable to non-controlling interests	185	1,228
Less: Pro forma preferred stock dividend	(28,702)	(57,403)
Combined pro forma net income attributable to WESCO common stockholders	$47,410	$275,676
Pro forma weighted average common shares outstanding	50,159	51,254
Historical diluted equity awards	152	383
Total Pro forma diluted weighted average common shares	50,311	51,637
Diluted EPS	$0.94	$5.34